PALMER & DODGE LLP

111 Huntington Avenue

Boston, Massachusetts 02199

EXHIBIT 5

July 29, 2003

American Tower Corporation

116 Huntington Avenue

Boston, MA 02116

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of the Securities Act of 1933, as amended, covering the registration of Class A common stock, $.01 par value per share (the “Shares”), to be offered by American Tower Corporation (the “Company”), with a maximum aggregate public offering price of $5,833,900, as described in the Registration Statement. The Registration Statement incorporates by reference the contents of the registration statement on Form S-3 (File No. 333-37988) declared effective by the Commission on June 7, 2000, including the prospectus contained therein as supplemented by one or more prospectus supplements (the “Prospectus”).

We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors in connection with the authorization, issuance and sale of the Shares (the “Resolutions”). We have examined such other documents as we consider necessary to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor at the price to be determined pursuant to the Resolutions, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus filed as part thereof.

Very truly yours,

/s/ PALMER & DODGE LLP

PALMER & DODGE LLP